EXHIBIT 10.01

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K

EMPLOYMENT CONTRACT № 24-388

THIS EMPLOYMENT CONTRACT entered into force on 02 December 2024 (the Contract) BETWEEN:

(1) Freedom Finance Global PLC, a private company duly registered in the Registrar of Companies of Astana Financial Services Authority and licensed under the commercial number AFSA-A-LA-2020-0019 and the identification number 200240900095, having its registered office at: Republic of Kazakhstan, Nur-Sultan, Esil district, Dostyk street, building 16, vnp. 2 (Talan Towers Offices)

(hereinafter referred to as the Company and/or the Employer); and

(2) Full name: Zhumagulov Aidos Bolatovich

Nationality: Kazakhstan

Registration address: [***]

Residence address: [***]

Contact telephone numbers: [***]

Identity document, passport: [***]

IIN: [***]

(hereinafter referred to as the Employee).

WHEREAS:
a) The Company has made an employment offer to the Employee.
b) The Employee has accepted a job offer in accordance with the terms of this Contract.
The Parties have agreed as follows:

1. TERMS AND DEFINITIONS
1.1. In this Contract, unless the context requires otherwise, the following expressions shall have the following meanings:
AIFC means the Astana International Financial Centre, the area within the City of Astana determined by the President of the Republic of Kazakhstan as the area where the special legal regime in the financial sphere established by the Constitutional Statute of the Republic of Kazakhstan “On the Astana International Financial Centre” as of December 7, 2015 applies.
AFSA means Astana Financial Services Authority, an independent regulator of the Astana International Financial Centre;
Commencement Date means employment relations commencing date - 02.12.2024;
AIFC Employment Regulations mean the Employment Regulations of AIFC, adopted by the Governor under Article 4 of the Constitutional Statute and subparagraph 3) of paragraph 9 of the Management Council Resolution on AIFC Bodies on December 20, 2017 as amended;
Registrar of Companies means the Registrar of Companies of Astana Financial Services Regulator;

Parties means the Parties to this Contract, and the expression Party means any of the Parties;
Kazakhstan means the Republic of Kazakhstan;
Year means the 12-month period by the Gregorian calendar beginning on January 1 and ending on December 31;
Group of Persons means the Company, its customers, founders, other employees of the Company, except for the Employee, contractual counterparties, other persons associated with the Company, including related and affiliated legal entities and individuals.
1.2. In this Contract, unless otherwise stated, reference to:
a) “includes” and “including” means included but not limited to;
b) “text”, “paragraphs”, “unnumbered paragraphs” or “graphs” mean the texts, articles and paragraphs of the Contract;
c) words used in singular include plural and vice versa, and words using the word “gender” include any gender; and
d) time of the day, unless otherwise stated, is a reference to time in Nur-Sultan, the Republic of Kazakhstan.

2. CONTRACT TERM
2.1. The Company hires the Employee as a Advisor to the Department of Development and International Cooperation for a period of 1 year in accordance with the terms and conditions of this Contract to perform the functions specified in the job description of the Employee. Upon the expiration of this Contract, if neither Party has stated its willingness to extend the Contract for a specified period, no later than 7 calendar days before the expiration of the Contract, the Contract shall be deemed extended for an indefinite period.
2.2. The Employee shall come into office from the date of the Contract conclusion and continues to work until it is terminated or extended in accordance with this Contract.

3. TIMETABLES AND SCHEDULES
3.1. Timetables and schedules are part of the current provisions of this Contract, and references to this Contract should contain references to timetables and schedules, unless the context requires otherwise.

4. RIGHTS AND OBLIGATIONS OF THE PARTIES
4.1. The Employee shall be obliged to:
1) provide the Company with the following documents for the conclusion of the Contract:
- Identity card or passport;
-residence permit of a foreigner in the Republic of Kazakhstan or stateless person certificate (for foreigners and stateless persons permanently residing in the territory of the Republic of Kazakhstan) or refugee identity card;
- a certificate of education, qualifications, the availability of special skills or professional training when concluding an Employment Contract for a job requiring relevant expertise, knowledge and skills;
-proof of professional experience, (for experienced workers);
- other documents at the request of the Company.
2) perform employment duties in accordance with agreements, this Contract, Collective Employment Contract (if any), acts of the Company;
3) accept workplace discipline, namely, to observe and properly fulfill the obligations established by this Contract, Job Descriptions and internal documents of the Company;
4) comply with the requirements of occupational safety and health, fire safety and occupational sanitation at the workplace;
5) take reasonable care of the Company’s property and use any equipment necessary and (or) transferred to for the performance of official duties for intended purpose. The Employee is obliged to compensate the damage caused by the violation of this obligation, in the amount of real loss;
6) inform the Company of a situation that constitutes a threat to the life and health of people, the safety of the property of the Company and employees, as well as the occurrence of downtime;
7) The Employee shall admit that any deliberate non-compliance or gross violation of the requirements provided for in this Contract, as well as permanent or single violations that cause losses and harm to the business or property of the Company, may lead to the use of disciplinary actions against the Employee by the Company or termination of employment;
8) not to disclose information constituting official, commercial, other legally protected secret, which became known to him in connection with the performance of employment duties;

9) after completion of professional training, retraining and professional improvement at the expense of the Company, to work in the Company for the period agreed in the training agreement. In the event of the Contract termination before the term established by the training agreement, at the initiative of the Employee or at the initiative of the Company due to the fault of the Employee, the Employee shall reimburse the Company for the costs associated with its training, in proportion to the unfinished working time;
10) in case of any change in the personal data, no later than 10 (ten) working days from the date of their change, notify the Company in writing. In case of a change of surname, the Employee is obliged to provide the Company with documents for a new surname (identity card, etc.) and a document confirming the reasons for the change of surname (marriage certificate, certificate of surname change, certificate of divorce, etc.);
11) immediately inform the Company or the organizer of the work about each workplace injury and other personal injuries of the employees, signs of occupational disease (poisoning), as well as about a situation that poses a threat to life and health of people;
12) inform the Company of the disablement diagnosis or other deterioration of health that impedes the continuation of employment duties;
13) comply with the requirements of the government labor inspector, occupational safety inspector, internal control specialists and the medical and health precautions prescribed by medical institutions;
14) undergo training, briefing and testing of knowledge on occupational health and safety in the manner determined by the Company;
15) perform other duties stipulated by the internal documents of the Company.

4.2. The Employee has the right:
1)to enter into, amend, supplement and terminate this Contract pursuant to the procedure established by the Contract;
2)to require the Company to fulfill the terms of this Contract;
3)to safe and healthy working conditions, as defined by this Contract;
4)to obtain complete and adequate information about the state of working conditions and occupational safety;
5)to protect their rights and legitimate interests by all means unless prohibited by law;
6)to timely and full payment of wages in accordance with the terms of the Contract;
7)to vacation, including paid annual leave
8)to compensation for harm caused to health in connection with the performance of employment duties;
9)to compulsory social insurance;
10)to accident insurance in the performance of employment (official) duties;
11)to guarantees and compensatory payments provided for by this Contract;
12)to equal payment for equal work on a non-discriminatory basis;
13)for providing with means of personal and collective safety equipment;
14)for ensuring the protection of personal data stored in the Company;
15)to a workplace equipped in accordance with the occupational health and safety requirements;
16)for providing with sanitary and amenity facilities, personal and collective safety equipment in accordance with the occupational health and safety requirements;
17)to refuse to perform the work if the Company does not provide the Employee with personal and (or) collective safety equipment and in the event of a situation that poses a threat to his health or life, with written notification of this to the immediate supervisor or the Company;
18)for education and professional training necessary for the safe performance of employment duties, in the manner prescribed by the legislation of the Republic of Kazakhstan;
19)to obtain an adequate information from the Company about the characteristics of the workplace and the Company’s territory, the occupational health and safety conditions, the existing risk of injury to health, as well as measures to protect it from the influence of dangerous and (or) harmful operational factors;

4.3. The Company shall be obliged to:
1) conclude a Contract with the Employee upon entry into employment;
2) provide the Employee with the work stipulated by the Contract;
3) acquaint the Employee with the Internal Labour Rules And Regulations in the Company, other acts of the Company that are directly related to the work (employment function) of the Employee, and the Collective Contract (if any);

4) provide the Employee with normal conditions;
5) provide the Employee with equipment, tools, technical documentation and other means necessary for the performance of employment duties at its own expense;
6) pay the Employee wages and other payments provided for by this Contract on time and in full;
7) carry out internal control of occupational health and safety;
8) suspend the work if its continuation poses a threat to the life and health of the Employee and other persons;
9) carry out compulsory social insurance of the Employee and make contributions for compulsory medical insurance;
10) insure the Employee against accidents while in the performance of employment (official) duties;
11) provide the Employee with paid annual leave;
12) to warn the Employee about harmful and (or) dangerous working conditions and the possibility of occupational disease;
13) take measures to prevent risks at workplaces and in engineering processes, carry out preventive work taking into account production and scientific-technological progress;
14) maintain records of the working time, including overtime work, in harmful and (or) dangerous working conditions, in heavy work performed by the Employee;
15) compensate the harm caused to the life and health of the employee in the performance of his employment (official) duties;
16) require, upon entry into employment, the documents necessary for concluding the Contract;
17) collect, process and protect the personal data of the Employee in accordance with the AIFC legislation on personal data and their protection.

4.4. The Company shall have the right:
1) to freedom of choice upon entry into employment;
2) to amend, supplement, terminate the Contract with the Employee in the manner provided for by this Contract;
3) to withhold from the Employee's salary any funds paid by the Company for the Employee on various grounds. Prior to such withholding, the Employee provides their consent for the withholding via approved corporate electronic document management system used by the Company. The consent provided by the Employee in accordance with the terms of this clause of the Contract is deemed sufficient and complete for the withholding to be carried out;
4) within the limits of its powers to issue acts of the Company, including orders, instructions, regulations, labour regulations and other internal documents;
5) to require the Employee to fulfill the terms of the Contract, the Collective Employment Contract (if any), the labor regulations and other acts of the Company;
6) to encourage employees, impose disciplinary sanctions, hold employees financially liable;
7) for compensation for harm caused to the Employee in the performance of employment duties;
8) to establish a probation period for the Employee;
9) to reimburse its costs associated with training the Employee in educational institutions in the direction of the Company, in accordance with the agreement on education (Training Agreement);
10) to discharge from employment and bring the Employee to disciplinary liability in case of violation of occupational health and safety requirements;
11) enjoy other rights provided by the current AIFC legislation.

5. LABOUR ROUTINE
5.1. The working hours, rest time, work schedule and break time for the Employee shall be set as follows: a normal working day lasts from 09.00 to 18.00 with a break from 13.00 to 14.00 for rest and meals. In agreement with the Company - a different work time schedule may be set for the Employee according to work schedules approved by the Company.

6. PROBATION PERIOD
6.1. Employment of the Employee will be on probation for three months from the date of commencement of work. An Employee may be dismissed at any time during this probation period without giving any reason on the basis of a notice one week before the date of dismissal.

7. EMPLOYMENT PLACE
7.1. The Employee's place of employment will be in the city of Almaty.

8. WAGES AND ALLOWANCES
8.1. The rate of the monthly wage is indicated by the parties in the Annex No. 1 hereto.
8.2. Wages shall be paid to the Employee by the 5th (fifth) day of the month following completed month of service. If the payroll day coincides with weekends or holidays, payment shall be made the day before. The Company has the right to pay wages to the Employee earlier than the specified date, including by dividing the total amount of wages into several parts paid on different days, but no later than the deadline set by the Contract, based on the applications of the Employee.
8.3. The method and place of payment of wages and other payments to the Employee are determined by the Employer. By decision of the Employer, payments to the Employee may be made in cash or by transferring money to the Employee's account in a bank (card or other account).
8.4. For work on weekends and/or holidays, the Employee, at his discretion, is given another day of rest or payment is made at a time-and-a-half rate, based on the daily (hourly) rate of the Employee.
8.5. To strengthen the interest of the Employee in improving the efficiency of production and the quality of work performed, the Company has the right to introduce bonus systems and other forms of labour stimulation, and also has the right, at its discretion, to pay the Employee lump sum incentive payments in accordance with the procedure and under the terms provided for by the acts of the Employer.
8.6. Upon termination of the Contract, payment of the amounts due to the Employee shall be made no later than 14 calendar days after its termination.
8.7. The Party to the Contract that has stated its willingness to terminate the Contract by agreement of the Parties shall send a written notice to the other Party. The Party that received such notice is obliged to inform the other Party of the decision made within 3 (three) working days in writing. The date of termination of the Contract by agreement of the Parties shall be determined by agreement between the Employer and the Employer in accordance with the current AIFC legislation.

9. BENEFITS AND COMPENSATIONS. SOCIAL ALLOWANCES
9.1. By an additional agreement of the Parties, when the Employee uses personal property in the interests of the Company and with his consent, the Company makes a compensatory payment for the use, depreciation (amortization) of the tools, personal vehicle, other technical means and the costs of their operation.
9.2. The Company shall make compensatory payments due to the loss of work in the amount of the average monthly wage in the following cases: 1) upon termination of the Contract at the initiative of the Company in the event of winding-up of the Company as a legal entity; 2) upon termination of the Contract at the initiative of the Company in the event of a downsizing in the number or staff of employees; 3) upon termination of the Contract at the initiative of the Employee in the event of failure by the Company to fulfill the conditions of the Employment Contract.

10. ANNUAL AND ADDITIONAL LEAVE ENTITLEMENT
10.1. The Employee has the right to 28 calendar days of annual leave every year, in addition to the national holidays of the Republic of Kazakhstan, declared as public holidays. Additionally, the Employee has the right to 2 days of paid time-off if he has used 28 guaranteed days of leave.
10.2. Annual leave is provided according to the vacation schedule. The Employee shall notify the Employer of his intention to go on leave no later than 10 (ten) working days before the date of leave; the Company shall pay the leave payment no later than 5 (five) working days before the start of the leave.
10.3. An annual leave may be interrupted by the Employer only with the written consent of the Employee. Refusal of the Employee from the offer of the Employer is not a violation of labour discipline.
10.4. Unused part of paid annual leave by agreement of the Parties to the Contract is granted during the current year or in the following working years at any time, and a part of unused paid annual leave in connection with the recalling is added to paid annual leave for the next working years.
10.5. The Company has the right to establish certain days of leave for the Employee, having previously sent the appropriate written notice to the Employer at least 15 working days in advance.
10.6. Upon application, the Employee may be granted an unpaid leave for the duration determined by agreement of the Parties.
10.7. Upon termination of this Contract, the Employee has the right to receive a leave compensation amount.

10.8. Based on a written application from the Employee, the Company shall provide the Employee with a leave without pay for up to 5 (five) calendar days when:
marriage registration of the Employee;
birth of the child of the Employee;
10.9. Paid annual leave shall be transferred in whole or in part in cases of temporary incapacity of the Employee for work.
10.10. The Employer shall provide the Employee with a job-protected maternity leave for a period of at least 12 months.
10.11. Based on a written application from an Employee, the Company shall provide additional paid annual leave:
1) To the first and second-degree disabled people with a duration of at least six calendar days.
2) To other categories of employees where the duration of the additional annual leave is established by the laws of the Republic of Kazakhstan.

11. SICKNESS BENEFIT
11.1. The Employee has the right to receive sickness and temporary disability benefits in accordance with the Employee’s Employment Contract.
The basis for the payment of sickness and temporary disability benefits shall be the sheets of temporary disability issued and executed in the manner determined by the authorized body of the Republic of Kazakhstan on health care.
11.2. Sickness and temporary disability benefits are paid to employees from the first day of disability until the day of vocational rehabilitation or until disability is established in accordance with the legislation of the Republic of Kazakhstan for the working days when the Employee is absent from the workplace.
11.3. Sickness and temporary disability benefits shall not be paid:
1)to an employee whose temporary disability has occurred as a result of workplace injuries, sustained in the commitment of a criminal offense, in the event of the determination of guilt by a court decision that has entered into legal force;
2)during the compulsory medical treatment of an employee on the basis of a court determination (except for the mentally disabled);
3)during the time the employee is under arrest and during the forensic medical investigation in the event that his guilt has been determined by a court verdict or decision that has entered into legal force;
4)in case of temporary disability of the employee from diseases or workplace injuries resulting from the use of alcohol, narcotic drugs, psychotropic substances, their analogues and precursors;
5)for days of disease and temporary disability which fall on paid annual leave;
6)for days of temporary disability which fall on leave without pay;
11.4. The amounts of sickness and temporary disability benefits shall be determined by the Government of the Republic of Kazakhstan, the procedure for the appointment and payment - by the authorized state body on labour.
11.5. If the Employee is on sick leave continuously for more than 60 days during any 12-month period, the Company has the right to immediately terminate the Employment Contract with the Employee by notifying the Employee in writing.
11.6 The Company may, at all reasonable times during disease, require the Employee to undergo a medical examination at the expense of the Company by a medical practitioner appointed by the Company with the mandatory provision of the relevant documents. A copy of any medical report prepared by such medical practitioner should be available to the Employee.

12. CONFLICT OF INTERESTS
12.1. An Employee shall not, during [his/her] employment without the prior written consent of the Company, engage in or be interested in, launch or show interest in any activity or profession that is fully or partially similar to the activities of the Company.
12.2. An Employee has no the right to receive directly or indirectly any discount, commission, gift or compensation for his work or assistance from suppliers, partners, other organizations without the prior written consent of the Company.
12.3. The Employee acknowledges and agrees that any violation of paragraphs 12.1 and/or 12.2 shall be the reason for dismissal without notice and/or payment instead of notice.

13. COMPANY POLICIES AND RULES

13.1. The Employee shall undertake to comply with the Company's rules, policies, regulations, instructions and other internal documents of the Company in relation to employment, which may be further amended, revised at the discretion of the Company.
13.2. The Employee shall always comply with additional duties and obligations, which may be changed by the Company from time to time at its own discretion in writing by sending a Notice to the Employee. Failure to comply with these paragraphs is a violation of this Contract, and may be the reason for termination of the Contract without notice or payment instead of notice.

14. INTELLECTUAL PROPERTY
14.1. The Employee shall immediately disclose to the Company all inventions, findings, ideas, innovations, R&D products, improvements and all processes that relate to the Company’s operations or business that have been created or invented solely by the Employee or in collaboration with other people during the period of this Contract regardless whether they have been created or designed during business hours or during non-business hours -all of this is an exclusive property of the Company.
14.2. At the Company’s request made during or after the employee’s resignation process, the Employee shall agree to formalize all documents that must be submitted for registration of a trademark, a patent, or for any other type of registration in the Republic of Kazakhstan and in a foreign country, as stated above in item 14.1.
14.3. The Employee agrees not to make claims against the Company on the issues mentioned in paragraphs 14.1 and 14.2 above.
14.4. Section 14 shall remain in force after the termination of this Contract and the termination of employment relations with the Employee.

15. CONFIDENTIALITY AND NON-DISCLOSURE
15.1. The Employer's confidential information is any information constituting commercial, financial, official secrets, undisclosed information, secrets and production technology, results of intellectual activity and items of intellectual property and copyright, any information about partners, information about the management structure of the Company, tax planning and tax optimization methods, other protected information of any member of the Group of Persons (as defined). Confidential information includes, but is not limited to, information about the personality, as well as financial, commercial and other activities of any member of the Group of Persons, information about the official duties of the Employee, the amount of his salary and remuneration, personal data of employees of the Group of Persons, as well as any other information, defined by the Company as confidential and the disclosure of which may be considered by the Company as an activity that damages the Company (or) its customers, partners, or related to commercial transactions and other activities of the Company and (or) its customers, including documents prepared by the Employee in the course of his employment activities (Documentation) shall be intended for use only by the Company and shall be its exclusive property.
15.2. Neither the Company nor members of the Group of Persons are required to indicate the information specified in paragraph 15.1 as Confidential Information so that it is qualified as such.
15.3. Documentation is any records, staff reports, information, data, items of intellectual property and copyright, electronic media, movies, photographs, plans, drawings, product samples, in any design and in any form (paper, electronic, other) related to any member of the Group of Persons, including, but not limited to, related to their activities, production products, technological processes, software and software codes, information about customers and their brokerage accounts/investment portfolios, commercial transactions and other matters prepared by any person (including but not limited to the Employee). The documentation is the exclusive property of the Company, unless it is the property of another member of the Group of Persons.
15.4. The use of Confidential Information includes: any use, practical use, study, disclosure, transfer, publication of Confidential Information (any part of it) by an Employee, providing by the Employee to the persons other than the relevant copyright holder with an access to the Confidential Information (to any part of it), using for personal advantage, other actions and inaction on the part of the Employee, which may lead to a violation of the legitimate interests of any member of the Group of Persons in relation to Confidential Information.
15.5. The Employee shall be obliged to keep Confidential Information secret and cannot use the Confidential Information in any way, except for the cases: for official use in the interests of the Company and when the disclosure of Confidential Information is mandatory for the Employee at the request of authorized state bodies. The Employee shall immediately notify the Company of the need for disclosure and any disclosure of Confidential Information.

15.6. The Employee shall be prohibited from taking the Documentation outside the office of the Company and using Confidential Information, including sending it by e-mail and copying it to any media, using fax, etc. or otherwise allow its disclosure and (or) distribution without the appropriate permission of the Company.
15.7. In the event of termination of the Contract and the employment relations for any reason, the Employee shall immediately and without delay within 2 (two) days deliver (provide) to the Employer all the Documentation and other property owned by the Company, its affiliates, which is at the disposal of the Employee or under his control, and he shall not keep copies of these documents.
15.8. Article 15 shall remain in force for 10 years after the termination of this Contract.

16. RESTRICTIVE CONDITIONS
16.1. The Employee and the Company shall agree that, subject to the above facts and circumstances, the restrictive conditions in paragraphs 14 and 15 are reasonable and necessary to protect the Company and its related business, and that, given these circumstances, these Agreements are fair and reasonable, and the Employee refuses from all protective measures for their application.
16.2. The Company and the Employee shall agree that the conditions of paragraphs 14 and 15 will continue to apply regardless of the method or reasons for the Employee’s work discontinuation and regardless of whether the Employee's employment was terminated with or without notice.

17. BUSINESS TRIPS AND TRANSFERS
17.1. The Employee shall agree that he may sometimes be sent on a business trip to other regions of the Republic of Kazakhstan and beyond its limits in the interests of the Employer for the performance of duties arising from this Contract.
17.2. In the event that the Employee is sent on a business trip to another locality, the Company shall compensate the Employee in accordance with the internal regulatory documents of the Company:
1)daily subsistence allowance (per diems) for calendar days on a business trip, including travel time;
2)the cost of travel to the destination and back;
3)accommodation costs;
4) other expenses, as agreed by the Parties.

18. CONTRACT EXPIRATION AND TERMINATION
18.1. This Contract may be terminated in the manner on the following grounds:
1)by agreement of the Parties;
2)in connection with the expiration of the Contract;
3)at the initiative of the Employer;
4)in connection with the transfer of the Employee to another employer;
5)at the initiative of the Employee;
6)when circumstances arise that are not dependent on the will of the Parties;
7)in case of refusal of the Employee to continue the employment relations;
8)in case of violation of the conditions for concluding the Contract.
18.2. The Company may terminate the employment relations stipulated in this Employment Contract with an immediate effect in the following cases:
1) for the reason that the Employee has violated the internal documents of the Company; or
2) for the reason that the Employee has committed a violation that was confirmed following the results of an Internal Investigation and/or an Internal Examination; or
3) if the Employee has violated any of the conditions and provisions of this Contract. At his own discretion, the Employer has the right to provide the Employee a period of time (determined by the Employer) during which the Employee is allowed to eliminate the said violation; or
4) the Employee is on a probation period referred to in paragraph 6.”
The provisions of Article 61 of the AIFC Employment regulations apply to this Contract.
18.3. Upon dismissal from work under this Contract, the Employee shall:
1)cooperate in the revocation of his employment visa for work in the Republic of Kazakhstan;
2) transfer to the Company all documents produced, compiled or acquired by [him/her] that are in [his/her] possession, storage, maintaining or control as a direct result of [his/her] employment, including (but not limited to)

business cards, credit and payment cards, security and computer permits, or other data storage media related to the business or affairs of the Company;
18.4. Termination of the Contract shall be executed by the act of the Employer, which indicates the basis for termination of the Contract. A copy of the Employer’s act of termination of the Contract is handed to the Employee or sent to him by letter with a notice within three days.
18.5. The date of termination of the Contract shall be the last day of work, with the exception of cases of violation of the AIFC Rules and internal regulations of the Company. On the day of termination of the Contract, the Company shall be obliged to issue a document confirming the Employee's employment.

19. NOTIFICATIONS
19.1. Any notification submitted under this Contract shall be in writing. Notifications may be sent by any Party by personal delivery, by mail or by fax, addressed to the other Party (in the case of the Company), to its registered office at the present time and in the case of the last known addressee of [his / her] Employee. Any such notification sent by letter or facsimile shall be deemed delivered in proper time when the notification was delivered in person or transferred, and if sent by mail - transmitted to the postal company.

20. FULL AGREEMENT
20.1. This Contract shall supersede all previous agreements and arrangements (if any) between the Company and the Employee regarding [his/her] work in the Company, which are terminated by mutual agreement, and the Employee shall agree that [he/she] has no claims at all against the Company regarding such termination.

21. AMENDMENTS
21.1. No changes and amendments to this Contract shall enter into force unless such changes and amendments are made in writing and signed by or on behalf of both Parties. The exception is changes that are aimed at improving the conditions for the Employee - in this case, the Company shall send a notification to the Employer of such changes, the signing of an additional agreement is not required.

22. LAWS
22.1. If it is determined that in the course of any court proceedings any part of this Contract is void or legally invalid, it will be considered separated from the rest of this Contract for the purposes of only a specific proceedings. This Contract will be valid in all other respects.
22.2. If any provision or part of any provision of this Contract for any reason is or becomes void or legally invalid, this will not affect the validity of this provision or any remaining provisions of this Contract in this or any other jurisdiction, and this provision can be separable. And if any provision is deemed valid and effective, if part of the wording has been deleted, it should be applied with such changes as are necessary in order to make it valid and effective.

23. APPLICABLE LAW
23.1. This Contract shall be governed and construed in accordance with the laws, regulations and rules applicable in the Astana International Financial Centre. The Parties hereto submit to the exclusive jurisdiction of the court of the Astana International Financial Centre.

COMPANY: PUBLIC COMPANY FREEDOM FINANCE GLOBAL PLC	EMPLOYEE: ZHUMAGULOV AIDOS BOLATOVICH
Legal address: Republic of Kazakhstan, Astana, Esil district, Dostyk Street, building 16, vnp. 2 (Talan Towers Offices) BIN 200240900095 Bank details: NO. [***] JSC “Freedom Finance Bank Kazakhstan” JSC BIK: KSNVKZKA Kbe 17
/Zhumagulov/ Last name in full: /Aidos/ Name in full: /Bolatovich/ Middle name in full:

Director HR Department
ACTING HR DIRECTOR
/s/ TURMAGAMBETOVA M.A. TURMAGAMBETOVA M.A. (signature, seal)	/s/ Zhumagulov A. B. ZHUMAGULOV A. B. (signature)

Annex No. 1
to Employment Contract № 24-388
dated 02 December 2024

1. The Company shall establish the following salary for the Employee:
The Employee’s monthly official salary is 7 000 000 (Seven million) tenge (excluding contributions to compulsory social health insurance, mandatory pension contributions to the Accumulated Pension Fund, individual income tax and other obligatory payments to the budget at the rates and in the manner determined by the legislation of the Republic of Kazakhstan).

COMPANY: PUBLIC COMPANY FREEDOM FINANCE GLOBAL PLC	EMPLOYEE:

/ACTING DIRECTOR OF HR DEPARTMENT/ TURMAGAMBETOVA M.A./	/ZHUMAGULOV A.B./
/s/ Turmagambetova M.A. Turmagambetova M.A. (signature, seal)	/s/ Zhumagulov A. B. Zhumagulov A. B. (signature)

Annex No. 2
to Employment Contract № 24-388
dated 02 December 2024

OBLIGATION OF CONFIDENTIALITY

I, Zhumagulov Aidos Bolatovich, undertake to:
1. During the period of employment, not disclose confidential information determined by the internal documents of Freedom Finance Global PLC, which will be entrusted or become known to me in the course of performing my job duties, as well as within three years from the date of expiration (termination) of the labor contract with Freedom Finance Global PLC.
2. Without the consent of Freedom Finance Global PLC, not provide to third parties and not make publicly known the information classified as confidential, except for the cases when the provision of this information is part of the employee’s job duties, is provided for by an agreement between this person and Freedom Finance Global PLC, or is permitted according to the procedure determined by the internal regulatory documents of the Company.
3. In case of an attempt by unauthorized persons to obtain confidential information, immediately inform the management of Freedom Finance Global PLC and the Security Unit (“SU”).
4. Keep trade secrets of persons and organizations, with which Freedom Finance Global PLC has business relations.
5. Not disclose personal data of the clients of Freedom Finance Global PLC in an illegal way.
6. Not use the knowledge of confidential information to carry out any activities that may cause damage to Freedom Finance Global PLC and/or its customers or counterparties as a competitive activity.
7. Not provide anyone with confidential information of Freedom Finance Global PLC in oral or written form.
8. Immediately inform the management of Freedom Finance Global PLC and the SU of the loss or shortage of media containing confidential information, certificates, passes, keys to the rooms, storages, safe boxes (metal cabinet), seals, stamps, as well as other events that may lead to the disclosure of confidential information, and of the causes and conditions of possible leakage of such information.
9. Comply with the requirements of internal regulatory and administrative documents of Freedom Finance Global PLC concerning ensuring the safety of confidential information that are related to me.
10. In case of termination of the employment relationship, ensure that all media containing confidential information that were at my disposal in connection with the performance of my official duties are transferred to the authorized employees of Freedom Finance Global PLC.
11. Not disclose confidential information or use it for own benefit or the benefit of third parties in case of termination of labor relations.
12. Not disclose or use for own benefit or the benefit of third parties confidential information obtained by me in the course of my work for Freedom Finance Global PLC within 3 (three) years from the date of dismissal.
I acknowledge that personal computers (stationary and laptops), tablet devices, mobile phones, other technical devices allowing to access the Internet, as well as personal corporate email addresses created by the employer for employees, provided to me for the performance of job duties, shall be used only for receiving and transmitting work-related information. I further agree that the use of the above means for personal purposes is not allowed.
I acknowledge and I am aware that the employer has the right to access information about the web pages I have viewed on the Internet, as well as the content of messages (emails) sent and received via e-mail with the use of corporate resources of Freedom Finance Global PLC. This right can be exercised in order to control the reasonableness of using the Internet, compliance of these actions with the business needs; compliance by the employee with the ethical standards adopted in Freedom Finance Global PLC when communicating with counterparties, the absence of confidential information in the messages sent, etc.
I am aware that violation of these provisions may entail disciplinary, criminal, administrative, civil or other liability provided for by the applicable laws of the republic of Kazakhstan in the form of a disciplinary penalty, an obligation to reimburse Freedom Finance Global PLC for damage incurred (losses, lost profit and moral damage), and other remedial actions provided for by the laws of the Republic of Kazakhstan.

COMPANY: PUBLIC COMPANY FREEDOM FINANCE GLOBAL PLC	Instructed EMPLOYEE:

/ACTING DIRECTOR OF HR DEPARTMENT/ TURMAGAMBETOVA M.A./	/ZHUMAGULOV A.B./
/s/ Turmagambetova M.A. Turmagambetova M.A. (signature, seal)	/s/ Zhumagulov A. B. Zhumagulov A. B. (signature)

Annex No. 3
to Employment Contract № 24-388
dated 02 December 2024

PERSONAL TRANSACTIONS TERMS

1. These Personal Transactions Terms (hereinafter referred to as the Terms) set out the terms and conditions for the Personal Transactions (as defined below) and constitute a written notice to the Employer, for the purposes of Clause 7.5.1(a)(i) of the AIFC Conduct of Business Rules.
2. A personal transaction is an investment transaction concluded on behalf of an individual, if at least one of the following criteria is met:
(a) an individual acts outside the scope of the activities that it carried out in that capacity;
(b) The transaction is concluded on the account of any of the following persons:
(i) an individual;
(ii) a spouse or civil partner of that individual, or any partner of that individual considered by the national law to be equivalent to the spouse;
(iii) a dependent child, a stepson or stepdaughter of this individual;
(iv) any other relative of that individual who has lived in the same dwelling with that individual for at least one year as of the date of the relevant personal transaction;
(v) any person with whom the individual has close ties;
(vi) a person whose relationship with that individual is such that the individual has a direct or indirect material interest in outcome of the transaction other than a fee or commission for the transaction.
3. The Employer, hereby, gives its consent to the Employee to make Personal Transactions in compliance with these Terms, and only if the Personal Transaction does not lead to the Company's violation of its obligations to customers.
4. In relation to making Personal Transactions, the Employee, hereby, undertakes to:
(a) be prudent and avoid personal investments that may jeopardize the Employer's reputation and/or create a conflict of interest;
(b) comply with the provisions of the Rules for making personal transactions/ transactions by the Employer's employees, other internal regulatory documents of the Employer, as well as the restrictions established by the Employer, including with regard to managing conflicts of interest, making transactions with financial instruments in violation of the requirements of the applicable law (including those recognized as market manipulation or transactions made with illegal use of insider information, material non-public information, as well as other information protected by the applicable law); and
(c) provide information on brokerage accounts used for personal transactions, at the request of the Employer, and in cases established by the internal regulatory documents of the Employer.
5. These Terms are an integral part of the Employment Contract between the Employee and the Employer.

COMPANY: PUBLIC COMPANY FREEDOM FINANCE GLOBAL PLC	EMPLOYEE: ZHUMAGULOV AIDOS BOLATOVICH

/ACTING DIRECTOR OF HR DEPARTMENT/ TURMAGAMBETOVA M.A./
/s/ Turmagambetova M.A. Turmagambetova M.A. (signature, seal)	/s/ Zhumagulov A. B. Zhumagulov A. B. (signature)

Annex No. 4
to Employment Contract № 24-388
dated 02 December 2024

Addendum to the Corporate Ethics Code
Approved by the Board of Directors of
“Freedom Finance Global PLC”
Minutes of Meeting dated
July 27th, 2021

OBLIGATION
to accept and to observe the Corporate Ethics Code of “Freedom Finance Global PLC”

I, Zhumagulov Aidos Bolatovich, Advisor to the Department of Development and International Cooperation,
having been familiarized with the Corporate Ethics Code of “Freedom Finance Global PLC” (hereinafter referred to as the Code), with the policy, the principles and the values of “Freedom Finance Global PLC” that relate to the corporate ethics and conduct, I expressly agree to the norms established by the Code and I undertake to observe and to conform with the Code in my job performance.

I take personal responsibility for violation of the Code and I undertake to observe the Code in every possible aspect.

COMPANY: PUBLIC COMPANY FREEDOM FINANCE GLOBAL PLC	Name of employee: Zhumagulov Aidos Bolatovich
/ACTING DIRECTOR OF HR DEPARTMENT/ TURMAGAMBETOVA M.A./
/s/ Turmagambetova M.A. Turmagambetova M.A. (signature, seal)	/s/ Zhumagulov A. B. Zhumagulov A. B. (signature)